EXHIBIT 99.1

Core-Mark Announces an Amendment to its Credit Facility

South San Francisco, California - May 30, 2013 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that it has entered into a fifth amendment to its $200 million credit facility. This amendment reduces the margin on LIBOR borrowings by 50 basis points and the unused facility fees by over 12 basis points while extending the term for two years to May 2018.

“We want to express our gratitude to our agent bank JPMorgan Chase Bank, N.A. for coordinating this effort and are extremely pleased with the long-term partnership we have with our entire syndicate.  Their assistance and deep commitment has allowed us to arrange favorable terms and extend our relationship,” said Stacy Loretz-Congdon, Chief Financial Officer for Core-Mark Holding Company.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding our future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of our risk factors. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 30,000 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com